Exhibit 99.1

Tesla Vehicle Production & Deliveries and Date for Financial Results & Webcast for First Quarter 2024

In the first quarter, we produced over 433,000 vehicles and delivered approximately 387,000 vehicles. We deployed 4,053 MWh of energy storage products in Q1, the highest quarterly deployment yet.

Decline in volumes was partially due to the early phase of the production ramp of the updated Model 3 at our Fremont factory and factory shutdowns resulting from shipping diversions caused by the Red Sea conflict and an arson attack at Gigafactory Berlin.

	Production	Deliveries	Subject to operating lease accounting
Model 3/Y	412,376	369,783	2%
Other Models	20,995	17,027	1%
Total	433,371	386,810	2%

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Tesla will post its financial results for the first quarter of 2024 after market close on Tuesday, April 23, 2024. At that time, Tesla will issue a brief advisory containing a link to the Q1 2024 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Date of Tesla Q1 2024 Financial Results and Q&A Webcast
When: Tuesday, April 23, 2024
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q4 & FY 2023 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:

ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q1 earnings. Tesla vehicle deliveries and storage deployments represent only two measures of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including average selling price, cost of sales, foreign exchange movements and others as to be disclosed in the 10-Q for the quarter ended on March 31, 2024.